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                                                                    Exhibit 23.1

The Board of Directors
Travelers Property Casualty Corp.:

We consent to the incorporation by reference in the following registration statements of Travelers Property Casualty Corp.:

-     Form S-8  Nos. 333-98365 and 333-84740

of our reports dated January 23, 2003 with respect to the consolidated balance sheets of Travelers Property Casualty Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and all related schedules, which reports appear in the December 31, 2002 Form 10-K of Travelers Property Casualty Corp. Our reports refer to changes in the method of accounting for goodwill and other intangible assets in 2002 and its methods of accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.


/s/ KPMG LLP
Hartford, Connecticut
March 4, 2003